Exhibit 99.1

Avon Reports Second-Quarter 2016 Results

•	Second-Quarter Revenue declined 8% to $1.4 Billion; Increased 5% in Constant Dollars[1] excluding the divestiture of Liz Earle[2]

•	Second-Quarter Active Representatives and Ending Representatives, both from Reportable Segments, increased 1% and 2%, respectively

•	Second-Quarter Operating Profit and Adjusted[1] Operating Profit increased 6% to $95 Million and $105 Million, respectively

•	Second-Quarter Operating Margin increased 90 bps to 6.6%; Adjusted[1] Operating Margin increased 100 bps to 7.3%

•	Second-Quarter Diluted Earnings Per Share From Continuing Operations and Adjusted[1] Diluted Earnings Per Share From Continuing Operations of $0.07

NEW YORK, August 2, 2016 - Avon Products, Inc. (NYSE:AVP) today reported second-quarter 2016 results. Total revenue for Avon Products, Inc. declined 8% to $1.4 billion, but increased 4% in constant dollars1 and increased 5% in constant dollars when excluding the impact of the sale of Liz Earle2. In addition, Diluted earnings per share from continuing operations increased $0.01 per share versus the same period last year, including a negative currency impact of approximately $0.10 per share, driven by the strength of the U.S. dollar against the currencies of the countries in which the Company operates. Adjusted diluted earnings per share from continuing operations decreased $0.02 per share versus the same period last year and included a negative currency impact of approximately $0.10 per share, driven by the strength of the U.S. dollar against the currencies of the countries in which the Company operates.
“Our second quarter results came in slightly above our expectations, driven by operating performance that was better than anticipated. We also saw some modest easing in foreign currency pressure. Importantly, our performance improvements were broad-based with nine of our top 10 markets growing in local currency,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “We continue to make steady progress on a number of fronts: improving pricing discipline; driving additional cost out of the business; and, continuing to build our brand and enhance the Representative experience."
As a reminder, in the first quarter the Company announced several reporting and disclosure changes. A summary of these changes, including the changes to segment reporting and the deconsolidation of Venezuela, is included in the Reporting and Disclosures section later in this release. The Company has also included a subtotal of Total from reportable segments, which the Company believes is a clearer reflection of the ongoing business.

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Second-Quarter 2016 Income Statement Review (compared with second-quarter 2015)

•	Total revenue for Avon Products, Inc. declined 8% to $1.4 billion, but increased 4% in constant dollars and increased 5% in constant dollars when excluding the impact of the sale of Liz Earle[2].

•	Total revenue from reportable segments declined 7% to $1.4 billion, but increased 5% in constant dollars.

◦	Active Representatives were up 1% year-over-year, as increases in Europe, Middle East & Africa and North Latin America were partially offset by declines in Asia Pacific.

◦	Average order increased 4% due to growth in all reportable segments as the Company continues to benefit from pricing.

◦	Ending Representatives improved 2% due to growth in Europe, Middle East & Africa and South Latin America, partially offset by declines in Asia Pacific.

•
Gross margin was 60.6%, down 40 basis points while Adjusted gross margin was 60.6%, down 70 basis points. These year-over-year comparisons were negatively impacted by an approximate 290 basis point impact from foreign exchange, partially offset by pricing actions, favorable mix and lower supply chain costs.

•
Operating margin was 6.6% in the quarter, up 90 basis points while Adjusted operating margin was 7.3%, up 100 basis points. These year-over-year comparisons benefited from the favorable net impact of price/mix, as well as continued benefits from cost savings initiatives, partially offset by approximately 350 basis points of unfavorable impact of foreign exchange.

•	The effective tax rate from continuing operations in the quarter was 50.2% and on an Adjusted basis was 54.0%.

•
Income from continuing operations, net of tax was $36 million, or $0.07 per diluted share, compared with $29 million, or $0.06 per diluted share, for the second quarter of 2015. Adjusted income from continuing operations, net of tax was $37 million, or $0.07 per diluted share, compared with $39 million, or $0.09 per diluted share, for the second quarter of 2015. Within the diluted earnings per share calculation, earnings allocated to convertible preferred stock was $5.9 million and this had a negative $0.01 impact on both Diluted earnings per share and Adjusted diluted earnings per share.

•
Loss from discontinued operations, net of tax was $3 million associated with the previously separated North America business, or a loss of $0.01 per diluted share, compared with income of $1 million, or $0.00 per diluted share, for the second quarter of 2015.

•	Foreign currency has impacted the Company’s financial results of continuing operations as shown in the table on the following page.

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Approximate Impact of Foreign Currency
	Second-Quarter 2016		First-Half 2016
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Impact on Reported (GAAP) results:
Total revenue	(12) pts		(15) pts
Operating profit - transaction	$(45)	$(0.06)	$(115)	$(0.17)
Operating profit - translation	(25)	(0.04)	(50)	(0.07)
Total operating profit	(70)	(0.10)	(165)	(0.24)
Operating margin	(350) bps		(460) bps
Revaluation of working capital	$3	$—	$8	$0.01
Diluted EPS		$(0.10)		$(0.23)

Impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(45)	$(0.06)	$(115)	$(0.17)
Adjusted operating profit - translation	(25)	(0.04)	(55)	(0.08)
Total Adjusted operating profit	$(70)	$(0.10)	$(170)	$(0.25)
Adjusted operating margin	(350) bps		(450) bps
Revaluation of working capital	$3	$—	$13	$0.02
Adjusted diluted EPS		$(0.10)		$(0.23)

Adjustments to Second-Quarter 2016 GAAP Results to Arrive at Adjusted Results
During the second quarter of 2016, the following adjustments were made to GAAP results to arrive at Adjusted results:

•
The Company recorded costs to implement restructuring within operating profit of approximately $9 million before tax, primarily related to contract terminations and employee-related costs as part of the previously announced Transformation Plan.

•	The Company recorded an income tax benefit of approximately $7 million, which was recognized primarily as a result of the release of a valuation allowance associated with Russia.

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Second-Quarter 2016 Segment Highlights (compared with second-quarter 2015)

THREE MONTHS ENDED JUNE 30, 2016

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15

Europe, Middle East & Africa	$520.9	(2)%	7%	4%	3%	2%	5%	6%
South Latin America	535.7	(12)	5	—	5	(2)	7	1
North Latin America	224.4	(5)	6	4	2	(6)	12	—
Asia Pacific	141.9	(10)	(5)	(8)	3	(4)	(1)	(4)
Total from reportable segments	1,422.9	(7)	5	1	4	(2)	7	2
Other operating segments and business activities	11.4	(66)	(61)	(100)	*	(100)	*	(100)
Total revenue	$1,434.3	(8)%	4%	(2)%	6%	(3)%	7%	(1)%

Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs 2Q15	Change in C$ vs 2Q15

Segment profit/margin
Europe, Middle East & Africa	$83.4	16.0%	220 bps	250 bps
South Latin America	61.0	11.4	—	10
North Latin America	32.1	14.3	90	110
Asia Pacific	14.8	10.4	—	30
Total from reportable segments	191.3	13.4	100	130
Other operating segments and business activities	0.7	6.1	*	*
Unallocated global expenses	(87.5)	—	*	*
CTI restructuring initiatives	(9.4)	*	*	*
Operating profit	$95.1	6.6%	90 bps	160 bps

* Calculation not meaningful

Other operating segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.
Second-Quarter 2016 Reportable Segment Highlights
With regards to the discussion below on segment revenue growth, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 2%, or up 7% in constant dollars. Constant-dollar revenue was driven by an increase in Active Representatives as well as higher average order.

◦	Russia revenue was down 7%, or up 15% in constant dollars, primarily driven by an increase in Active Representatives and higher average order.

◦	U.K. revenue was down 7%, or was relatively unchanged in constant dollars, as a decrease in Active Representatives was offset by higher average order.

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•
South Latin America revenue was down 12%, or up 5% in constant dollars primarily due to higher average order. Constant-dollar revenue was negatively impacted by an estimated 2 points due to MVA taxes in Brazil, which are additional VAT-like state taxes that went into effect in various jurisdictions in Brazil in the latter part of 2015. The Industrial Production Tax ("IPI") in Brazil, levied by the Brazilian government on cosmetics, which began in May 2015, had an estimated 1 point unfavorable impact on this constant-dollar revenue growth. Argentina contributed approximately 3 points to this constant-dollar revenue growth.

◦
Brazil revenue was down 10%, or up 2% in constant dollars, primarily due to higher average order, which was partially offset by a slight decline in Active Representatives. MVA taxes (discussed above) negatively impacted Brazil’s constant-dollar revenue growth by an estimated 4 points. Constant-dollar revenue growth was also negatively impacted by an estimated 2 points due to IPI taxes (discussed above).

•	North Latin America revenue was down 5%, or up 6% in constant dollars. Constant-dollar revenue benefited from an increase in Active Representatives and higher average order.

◦	Mexico revenue was down 8%, or up 7% in constant dollars, primarily driven by higher average order and an increase in Active Representatives.

•
Asia Pacific revenue was down 10%, or 5% in constant dollars as growth in the Philippines was not enough to offset declines in other markets. The region's constant-dollar revenue decline was driven by a decrease in Active Representatives, partially offset by higher average order.

◦	Philippines revenue was up 1% and up 6% in constant dollars driven by higher average order, partially offset by declines in Active Representatives.
Second-Quarter 2016 Cash Flow Review

•
Net cash used by operating activities of continuing operations was $130 million for the six months ended June 30, 2016, compared with $107 million for the same period in 2015. Cash used by operating activities during 2016 was unfavorably impacted by lower cash-related earnings (including the unfavorable impact of foreign currency), and a contribution to the U.S. pension plan. When comparing the year-over-year use of cash from operations, the comparison benefits from the $67 million payment made during the first quarter of 2015 to the U.S. Securities and Exchange Commission in connection with the FCPA settlement in 2015, which did not recur in 2016.

•	For the six months ended June 30, 2016, there was $44 million of net cash used by investing activities of continuing operations, a $4 million decrease from the prior year.

•
Net cash provided by financing activities of continuing operations was $413 million for the six months ended June 30, 2016, a $472 million increase over the prior year, primarily due to the proceeds from the issuance of Series C Convertible Preferred Stock and the suspension of the common stock dividend.

Transformation Plan
In January 2016, the Company announced a three-year Transformation Plan, which includes cost reductions in an effort to continue to improve its cost structure and to enable the Company to reinvest in growth. As a result of this plan, the Company expects pre-tax annualized cost savings of approximately $350 million after three years, with an estimated $200 million from supply chain reductions and an estimated $150 million from other cost reductions. These pre-tax cost savings are expected to be achieved through restructuring actions as well as other cost-savings strategies that will not result in restructuring charges. The Company plans to reinvest a portion of these cost savings in growth initiatives, including media, social selling and information technology systems that will help the Company modernize its business. The Transformation Plan was initiated in order to enable the Company to achieve its long-term goal of a targeted low double-digit operating margin and mid single-digit constant-dollar revenue growth.
The Company has identified the targeted $70 million of savings to be realized in 2016 with $50 million in savings from changes to the Company's operating model and $20 million of savings within supply chain and sourcing. The Company has identified additional savings, within supply chain and sourcing, to offset stranded costs resulting from the separation of the Company's North America business of approximately $20 million.
Reporting and Disclosure Changes
As announced in the first quarter 2016 release, the Company has changed the following reporting and disclosure items in 2016:

1.
The Company deconsolidated its Venezuela business as of March 31, 2016 due to the continued lack of exchangeability of the Venezuelan currency and its impact on the Company's ability to exercise sufficient control over the operations of the business in Venezuela. For reporting purposes, this means that the operating results (revenue and

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expenses) of Venezuela are included in the first quarter of 2016 and all periods prior, but Venezuela’s financial results are not included in subsequent periods beginning with the second quarter of 2016. The associated net assets of Venezuela were written off as of March 31, 2016. As discussed further below, the operating results of Venezuela are not included in a reportable segment and instead are presented in Other operating segments and business activities;

2.	The Company has changed its segment reporting:

a.	To align with the revised operating model, the Company has changed its reportable segments to now be: Europe, Middle East & Africa; South Latin America; North Latin America; and Asia Pacific;

b.	Avon is including the items below in Other operating segments and business activities:

i.	Venezuela operating results, which have been deconsolidated as of March 31, 2016;

ii.	The historical results of the Liz Earle business, which was sold in July 2015;

iii.	Royalties for the use of the Company's name and products in various countries; and

iv.	Product sales to the recently separated North America business.
The Company believes these segment changes, as well as the inclusion of totals of reportable segments, provide a clearer comparison of its core operating results;

c.
Avon has changed the methodology of allocating global expenses to the segments. Segment profit excludes any allocation of global expenses other than global marketing expenses. The Company has allocated global marketing expenses to the reportable segments to ensure comparability between periods; and

d.
Avon has changed the measure of profit disclosed for segments and refers to it as Segment profit and Segment margin, which is similar to what the Company previously used in its segment reporting as Adjusted operating profit and Adjusted operating margin, which will simplify the disclosure of segment profit.

3.	The Company has begun disclosing the Change in Ending Representatives, which the Company believes can be a useful indicator of potential revenue performance; and

4.
In the Form 10-Q filed for the quarter ended June 30, 2016, the Company has included a discussion of the Series C Convertible Preferred Stock that was issued to an affiliate of Cerberus Capital Management for $435 million during the first quarter of 2016.

a.
The Series C Convertible Preferred Stock has cumulative dividends that accrue daily and are payable at a rate of 1.25% per quarter. These dividends are not presented on the Consolidated Statements of Operations; however, these preferred dividends and shares are considered when determining earnings per share through a series of calculations.

b.
If a loss is reported in a period, the preferred dividends increase the loss allocated to common shareholders. The preferred shares do not impact the number of shares used in the basic or diluted EPS calculation as doing so would be antidilutive to the loss per share.

c.	If income is reported for the period, the following two calculations are performed and the calculation with the lower result is presented:

i.
Reported income is reduced by the larger of the preferred dividends accrued in the period or the percentage of earnings allocable to the preferred stock as if they had been converted to common stock, and the resulting amount is divided by the basic or diluted weighted shares outstanding; or

ii.
The amount of shares that would be issued if the preferred shares had been converted are added to the weighted average basic or diluted shares outstanding and this total is divided into the reported income.

Conference call
Avon will conduct a conference call at 9:30 a.m. today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 43940164). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through nearly 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

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Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Claudia Gray
(212) 282-5320	(212) 333-3810

ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200

Footnotes
1 “Adjusted” items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include Constant dollar (C$) items. All of these adjusted items are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.” These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's “Non-GAAP Financial Measures” description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
2 To supplement the Company's financial results presented in accordance with GAAP and the Non-GAAP Financial Measures discussed above, the Company has included an additional analysis, “Non-GAAP Impact of the Sale of Liz Earle Affecting Year-Over-Year Comparisons,” which presents the change in a Non-GAAP financial measure, constant-dollar revenue, excluding the impact of the sale of Liz Earle, which impacts the comparability of the Company's results. Specifically, this analysis represents lower constant-dollar revenue in the three and six months ended June 30, 2016 as compared to the three and six months ended June 30, 2015 as a result of the sale of Liz Earle in July 2015. The Company believes this additional analysis helps investors to better understand the underlying business results. This additional adjustment to the Non-GAAP financial measures is itself a Non-GAAP financial measure and should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Please refer to the reconciliation on page 19 in the schedules of this release that the Company provides of this Non-GAAP financial measure to other, related Non-GAAP Financial Measures and then to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, and the impact of foreign currency, taxes and tax rates. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Six Months Ended		Percent Change
	June 30			June 30
	2016	2015		2016	2015
Net sales	$1,399.5	$1,544.5	(9)%	$2,679.5	$3,077.4	(13)%
Other revenue	34.8	20.4		61.3	39.6
Total revenue	1,434.3	1,564.9	(8)%	2,740.8	3,117.0	(12)%
Cost of sales	565.0	611.0		1,083.8	1,222.7
Selling, general and administrative expenses	774.2	864.2		1,554.1	1,837.5
Operating profit	95.1	89.7	6%	102.9	56.8	81%
Interest expense	33.2	30.5		65.9	58.6
Interest income	(5.3)	(3.1)		(9.3)	(6.1)
Other (income) expense, net	(4.7)	1.1		132.5	19.8
Total other expenses	23.2	28.5		189.1	72.3
Income (loss) from continuing operations, before taxes	71.9	61.2	17%	(86.2)	(15.5)	*
Income taxes	(36.1)	(32.3)		(33.8)	(98.2)
Income (loss) from continuing operations, net of tax	35.8	28.9	24%	(120.0)	(113.7)	(6)%
(Loss) income from discontinued operations, net of tax	(2.6)	0.8		(12.2)	(3.0)
Net income (loss)	33.2	29.7		(132.2)	(116.7)
Net income attributable to noncontrolling interests	(0.2)	(0.9)		(0.7)	(1.8)
Net income (loss) attributable to Avon	$33.0	$28.8	15%	$(132.9)	$(118.5)	(12)%
Earnings (loss) per share:(1)
Basic
Basic EPS from continuing operations	$0.07	$0.06	17%	$(0.29)	$(0.26)	(12)%
Basic EPS from discontinued operations	(0.01)	—		(0.03)	(0.01)
Basic EPS attributable to Avon	$0.06	$0.07	(14)%	$(0.32)	$(0.27)	(19)%
Diluted
Diluted EPS from continuing operations	$0.07	$0.06	17%	$(0.29)	$(0.26)	(12)%
Diluted EPS from discontinued operations	(0.01)	—		(0.03)	(0.01)
Diluted EPS attributable to Avon	$0.06	$0.07	(14)%	$(0.32)	$(0.27)	(19)%

Weighted-average shares outstanding:
Basic	436.9	435.2		436.4	435.0
Diluted	436.9	435.2		436.4	435.0

* Calculation not meaningful

  (1) Under the two-class method, earnings (loss) per share is calculated using net income (loss) allocable to common shares, which is derived by reducing net income (loss) by the earnings (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net income (loss) allocable to common shares used in the basic and diluted loss per share calculation was $26.7 and $28.7 for the three months ended June 30, 2016 and 2015, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($138.4) and ($116.2) for the six months ended June 30, 2016 and 2015, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 30	December 31
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$741.5	$686.9
Accounts receivable, net	466.2	443.0
Inventories	665.5	624.0
Prepaid expenses and other	314.0	296.1
Current assets of discontinued operations	7.0	291.1
Total current assets	2,194.2	2,341.1
Property, plant and equipment, at cost	1,507.6	1,495.7
Less accumulated depreciation	(764.3)	(728.8)
Property, plant and equipment, net	743.3	766.9
Goodwill	96.1	92.3
Other assets	604.5	490.0
Noncurrent assets of discontinued operations	—	180.1
Total assets	$3,638.1	$3,870.4
Liabilities and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$48.8	$55.2
Accounts payable	723.7	774.2
Accrued compensation	138.8	157.6
Other accrued liabilities	417.9	419.6
Sales and taxes other than income	144.3	174.9
Income taxes	6.6	23.9
Payable to discontinued operations	—	100.0
Current liabilities of discontinued operations	12.0	489.7
Total current liabilities	1,492.1	2,195.1
Long-term debt	2,139.6	2,150.5
Employee benefit plans	164.9	177.5
Long-term income taxes	76.7	65.1
Other liabilities	162.1	78.4
Noncurrent liabilities of discontinued operations	—	260.2
Total liabilities	4,035.4	4,926.8

Series C convertible preferred stock	433.6	—

Shareholders’ Deficit
Common stock	188.5	187.9
Additional paid-in capital	2,266.1	2,254.0
Retained earnings	2,308.0	2,448.1
Accumulated other comprehensive loss	(1,009.8)	(1,366.2)
Treasury stock, at cost	(4,597.8)	(4,594.1)
Total Avon shareholders’ deficit	(845.0)	(1,070.3)
Noncontrolling interests	14.1	13.9
Total shareholders’ deficit	(830.9)	(1,056.4)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,638.1	$3,870.4

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended
	June 30
	2016	2015
Cash Flows from Operating Activities
Net loss	$(132.2)	$(116.7)
Loss from discontinued operations, net of tax	12.2	3.0
Loss from continuing operations, net of tax	$(120.0)	$(113.7)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	41.7	49.7
Amortization	14.7	17.4
Provision for doubtful accounts	73.8	68.1
Provision for obsolescence	18.5	22.7
Share-based compensation	16.0	11.9
Foreign exchange losses	—	6.1
Deferred income taxes	(15.0)	29.2
Charge for Venezuelan monetary assets and liabilities	—	(4.2)
Charge for Venezuelan non-monetary assets	—	101.7
Loss on deconsolidation of Venezuela	120.5	—
Other	1.7	3.7
Changes in assets and liabilities:
Accounts receivable	(90.4)	(80.1)
Inventories	(69.6)	(70.5)
Prepaid expenses and other	2.3	(51.4)
Accounts payable and accrued liabilities	(65.5)	(42.8)
Income and other taxes	(24.2)	(25.5)
Noncurrent assets and liabilities	(34.7)	(29.2)
Net cash used by operating activities of continuing operations	(130.2)	(106.9)
Cash Flows from Investing Activities
Capital expenditures	(42.7)	(40.4)
Disposal of assets	1.9	4.3
Purchases of investments	—	(11.9)
Proceeds from sale of investments	—	0.6
Reduction of cash due to Venezuela deconsolidation	(4.5)	—
Other investing activities	1.6	—
Net cash used by investing activities of continuing operations	(43.7)	(47.4)
Cash Flows from Financing Activities
Cash dividends	—	(53.6)
Debt, net (maturities of three months or less)	(11.6)	(0.3)
Proceeds from debt	8.8	7.6
Repayment of debt	(6.2)	(4.4)
Repurchase of common stock	(3.7)	(2.5)
Net proceeds from the sale of series C convertible preferred stock	426.3	—
Other financing activities	(1.0)	(5.8)
Net cash provided (used) by financing activities of continuing operations	412.6	(59.0)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(65.9)	(3.0)
Net cash used by investing activities of discontinued operations	(96.7)	(1.7)
Net cash used by financing activities of discontinued operations	—	(10.1)
Net cash used by discontinued operations	(162.6)	(14.8)
Effect of exchange rate changes on cash and cash equivalents	(19.3)	(29.4)
Net increase (decrease) in cash and cash equivalents	56.8	(257.5)
Cash and cash equivalents at beginning of year(1)	684.7	960.5
Cash and cash equivalents at end of period(2)	$741.5	$703.0

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(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) and $24.1 at the beginning of the year in 2016 and 2015.

(2)	Includes cash and cash equivalents of discontinued operations of $1.0 and cash and cash equivalents held for sale of $6.1 at June 30, 2015.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

THREE MONTHS ENDED JUNE 30, 2016

SEGMENT RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15	% var. vs 2Q15

Europe, Middle East & Africa	$520.9	(2)%	7%	4%	3%	2%	5%	6%
South Latin America	535.7	(12)	5	—	5	(2)	7	1
North Latin America	224.4	(5)	6	4	2	(6)	12	—
Asia Pacific	141.9	(10)	(5)	(8)	3	(4)	(1)	(4)
Total from reportable segments	1,422.9	(7)	5	1	4	(2)	7	2
Other operating segments and business activities	11.4	(66)	(61)	(100)	*	(100)	*	(100)
Total revenue	$1,434.3	(8)%	4%	(2)%	6%	(3)%	7%	(1)%

Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs 2Q15	Change in C$ vs 2Q15

Segment profit/margin
Europe, Middle East & Africa	$83.4	16.0%	220 bps	250 bps
South Latin America	61.0	11.4	—	10
North Latin America	32.1	14.3	90	110
Asia Pacific	14.8	10.4	—	30
Total from reportable segments	191.3	13.4	100	130
Other operating segments and business activities	0.7	6.1	*	*
Unallocated global expenses	(87.5)	—	*	*
CTI restructuring initiatives	(9.4)	*	*	*
Operating profit	$95.1	6.6%	90 bps	160 bps

*Calculation not meaningful

Other operating segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.

Page | 12

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

SIX MONTHS ENDED JUNE 30, 2016

SEGMENT RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 1H15	% var. vs 1H15	% var. vs 1H15	% var. vs 1H15	% var. vs 1H15	% var. vs 1H15	% var. vs 1H15

Europe, Middle East & Africa	$1,041.3	(2)%	9%	6%	3%	5%	4%	6%
South Latin America	962.1	(20)	2	(2)	4	(7)	9	1
North Latin America	429.1	(8)	4	—	4	(5)	9	—
Asia Pacific	278.6	(14)	(7)	(9)	2	(6)	(1)	(4)
Total from reportable segments	2,711.1	(11)	4	—	4	(3)	7	2
Other operating segments and business activities	29.7	(57)	(52)	(75)	*	(84)	*	(100)
Total revenue	$2,740.8	(12)%	3%	(2)%	5%	(4)%	7%	(1)%

Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs 1H15	Change in C$ vs 1H15

Segment profit/margin
Europe, Middle East & Africa	$152.1	14.6%	170 bps	220 bps
South Latin America	84.1	8.7	(270)	(270)
North Latin America	60.6	14.1	120	140
Asia Pacific	29.5	10.6	(140)	(100)
Total from reportable segments	326.3	12.0	(20)	10
Other operating segments and business activities	4.9	16.5	*	*
Unallocated global expenses	(172.1)	—	*	*
CTI restructuring initiatives	(56.2)	*	*	*
Operating profit	$102.9	3.8%	200 bps	(50) bps

*Calculation not meaningful

Other operating segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.

Page | 13

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended June 30		US$	C$
	2016	2015	% var. vs 2Q15	% var. vs 2Q15
Beauty:
Skincare	$417.6	$451.2	(7)%	4%
Fragrance	361.4	394.9	(8)	5
Color	254.3	270.6	(6)	6
Total Beauty	1,033.3	1,116.7	(7)	5
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	217.0	225.6	(4)	6
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	149.2	169.4	(12)	3
Total Fashion & Home	366.2	395.0	(7)	5
Net sales from reportable segments	1,399.5	1,511.7	(7)	5
Net sales from Other operating segments and business activities	—	32.8	(100)	(100)
Net sales	1,399.5	1,544.5	(9)	2
Other revenue	34.8	20.4	71	96
Total revenue	$1,434.3	$1,564.9	(8)	4

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Six Months Ended June 30		US$	C$
	2016	2015	% var. vs 1H15	% var. vs 1H15
Beauty:
Skincare	$780.2	$896.9	(13)%	1%
Fragrance	693.2	782.3	(11)	4
Color	500.3	560.5	(11)	4
Total Beauty	1,973.7	2,239.7	(12)	3
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	413.7	439.4	(6)	7
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	278.5	330.3	(16)	2
Total Fashion & Home	692.2	769.7	(10)	5
Net sales from reportable segments	2,665.9	3,009.4	(11)	3
Net sales from Other operating segments and business activities	13.6	68.0	(80)	(83)
Net sales	2,679.5	3,077.4	(13)	2
Other revenue	61.3	39.6	55	81
Total revenue	$2,740.8	$3,117.0	(12)	3

Other revenue includes sales of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 of $9.8 and $13.5 for the three and six months ended June 30, 2016, respectively.

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,434.3	$—	$—	$1,434.3
Cost of sales	565.0	0.3	—	564.7
Selling, general and administrative expenses	774.2	9.1	—	765.1
Operating profit	95.1	9.4	—	104.5
Income from continuing operations, before taxes	71.9	9.4	—	81.3
Income taxes	(36.1)	(0.7)	(7.1)	(43.9)
Income from continuing operations, net of tax	$35.8	$8.7	$(7.1)	$37.4

Diluted EPS from continuing operations	$0.07			$0.07

Gross margin	60.6%	—	—	60.6%
SG&A as a % of revenues	54.0%	(0.6)	—	53.3%
Operating margin	6.6%	0.6	—	7.3%
Effective tax rate	50.2%			54.0%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$2,740.8	$—	$—	$—	$2,740.8
Cost of sales	1,083.8	0.3	—	—	1,083.5
Selling, general and administrative expenses	1,554.1	55.9	—	—	1,498.2
Operating profit	102.9	56.2	—	—	159.1
(Loss) income from continuing operations, before taxes	(86.2)	56.2	120.5	—	90.5
Income taxes	(33.8)	(10.2)	—	(36.4)	(80.4)
(Loss) income from continuing operations, net of tax	$(120.0)	$46.0	$120.5	$(36.4)	$10.1

Diluted EPS from continuing operations	$(0.29)				$—

Gross margin	60.5%	—	—	—	60.5%
SG&A as a % of revenues	56.7%	(2.0)	—	—	54.7%
Operating margin	3.8%	2.0	—	—	5.8%
Effective tax rate	*				88.8%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,564.9	$—	$—	$—	$—	$1,564.9
Cost of sales	611.0	—	5.7	—	—	605.3
Selling, general and administrative expenses	864.2	2.9	0.5	—	—	860.8
Operating profit	89.7	2.9	6.2	—	—	98.8
Income from continuing operations, before taxes	61.2	2.9	6.2	3.8	—	74.1
Income taxes	(32.3)	—	—	—	(3.2)	(35.5)
Income from continuing operations, net of tax	$28.9	$2.9	$6.2	$3.8	$(3.2)	$38.6

Diluted EPS from continuing operations	$0.06	$0.01	$0.01	$0.01	$(0.01)	$0.09

Gross margin	61.0%	—	0.4	—	—	61.3%
SG&A as a % of revenues	55.2%	(0.2)	—	—	—	55.0%
Operating margin	5.7%	0.2	0.4	—	—	6.3%
Effective tax rate	52.8%					47.9%

Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$3,117.0	$—	$—	$—	$—	$3,117.0
Cost of sales	1,222.7	—	20.9	—	—	1,201.8
Selling, general and administrative expenses	1,837.5	30.1	91.7	—	—	1,715.7
Operating profit	56.8	30.1	112.6	—	—	199.5
(Loss) income from continuing operations, before taxes	(15.5)	30.1	108.4	3.8	—	126.8
Income taxes	(98.2)	(3.5)	0.8	—	28.1	(72.8)
(Loss) income from continuing operations, net of tax	$(113.7)	$26.6	$109.2	$3.8	$28.1	$54.0

Diluted EPS from continuing operations	$(0.26)	$0.06	$0.25	$0.01	$0.07	$0.12

Gross margin	60.8%	—	0.7	—	—	61.4%
SG&A as a % of revenues	58.9%	(1.0)	(2.9)	—	—	55.0%
Operating margin	1.8%	1.0	3.6	—	—	6.4%
Effective tax rate	*					57.4%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 18

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP IMPACT OF SALE OF LIZ EARLE ITEMS AFFECTING YEAR-OVER-YEAR COMPARISONS
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measures shown, other related Non-GAAP financial measures we present elsewhere and the financial measures calculated and reported in accordance with GAAP.

THREE MONTHS ENDED JUNE 30, 2016
	Revenue % change	Year-over-Year impact of foreign currency	C$ revenue % change	Year-over-Year C$ impact of Liz Earle	C$ revenue % change, excluding impact of Liz Earle

Total Avon	(8)%	12 pts	4%	1 pt	5%

SIX MONTHS ENDED JUNE 30, 2016
	Revenue % change	Year-over-Year impact of foreign currency	C$ revenue % change	Year-over-Year C$ impact of Liz Earle	C$ revenue % change, excluding impact of Liz Earle

Total Avon	(12)%	15 pts	3%	1 pt	4%

Page | 19

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at a constant exchange rate, which is updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of 1) CTI restructuring initiatives, 2) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 and the devaluation of Venezuelan currency in February 2015, combined with being designated as a highly inflationary economy ("Venezuelan special items"), and 3) an income tax benefit realized in the first quarter of 2016 as a result of tax planning strategies, an income tax benefit in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia and the non-cash income tax adjustments associated with the Company's deferred tax assets recorded in 2015 ("Special tax items").
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of the Company's Venezuela operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within AOCI associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy. The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2015 caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015, the Venezuelan special items also include adjustments of approximately $11 million, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their estimated fair value. In 2015, the devaluation was caused as a result of moving from the SICAD II exchange rate of approximately 50 to the SIMADI exchange rate of approximately 170.
The Special tax items include the impact during 2016 on income taxes in the Consolidated Statements of Operations primarily due to the release of a valuation allowance associated with Russia in the second quarter of 2016 of approximately $7 million. The Special tax items also include the impact during 2016 on income taxes in the Consolidated Statements of Operations due to an income tax benefit of approximately $29 million recognized in the first quarter of 2016 as the result of the implementation of foreign tax planning strategies. The Special tax items also include the impact during 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $31 million and a benefit of approximately $3 million associated with valuation allowances in the first and second quarters of 2015, respectively, to adjust the Company's U.S. deferred tax assets to an amount that was "more likely than not" to be realized. The additional valuation allowance was due to the strengthening of the U.S. dollar against currencies of some of the Company's key markets and its associated effect on the Company's tax planning strategies, and the partial release of the valuation allowance was due to the weakening of the U.S. dollar against currencies of some of the Company's key markets.

Page | 20